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                                                                    EXHIBIT 10.8


                              THE INTELISPAN, INC.

                                 SEVERANCE PLAN
                                       AND
                            SUMMARY PLAN DESCRIPTION


         THIS AGREEMENT is made and entered into by Intelispan, Inc., a Washington corporation (hereinafter the "Employer").


                                R E C I T A L S:

         WHEREAS, the Employer currently has no severance plan for its executive employees;

         WHEREAS, it is important to Employer that the Executive Employees listed in the attached Exhibit A be given financial incentives to continue to work for Employer; and

         WHEREAS, Employer desires that this plan document also serve as the summary plan description for this severance plan.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the following constitutes the severance plan (the "Plan") and summary plan description thereof. The Plan shall be effective on the Closing Date.


                                 I. DEFINITIONS

     BASE SALARY: The term "Base Salary" means the regular rate of base cash compensation, paid to a Participant/Employee by Employer in the twelve (12) calendar month period ending in the calendar month before the calendar month containing the Participant's Termination Date, excluding (a) overtime pay, (b) bonuses, (c) living or other allowances, (d) contributions to (other than Employee salary reduction contributions to an Internal Revenue Code Section 401(k) or 125 plan maintained by Employer) and distributions from any ERISA employee pension or welfare benefit plans maintained by Employer, (e) sick leave, vacation leave, termination allowance, or paid time off converted to cash, and (f) benefits payable or paid under this Plan.

         CALENDAR YEAR: The term "Calendar Year" means a period of twelve (12) consecutive calendar months beginning January 1st and ending the following December 31st.

         CHANGE OF CONTROL: The term "Change of Control" shall occur when any of the following conditions have been met: (a) any person or entity other than a current director or officer of Intelispan becomes the "beneficial owner", as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, directly or indirectly of securities of Intelispan representing 15% or more of the combined voting power of Employer's then-outstanding securities, except that this provision shall not apply to any public or private offering of Intelispan common stock; (b) for each individual Participant, the individuals constituting the Board of Directors of Intelispan ("Original
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Directors") cease for any reason to constitute a majority thereof, unless the election or nomination for election of each new director was approved (an "Approved Director") by the unanimous vote of a Board of Directors constituted entirely of Original Directors and Approved Directors; (c) a tender offer or exchange offer is completed for the ownership of securities of Intelispan representing 20% or more of the combined voting power of Intelispan's then-outstanding voting securities; (d) Intelispan is merged, consolidated or enters into a reorganization transaction with another person or entity and the result of such transaction is that less than 75% of the outstanding equity securities of the surviving entity are then owned in the aggregate by the prior stockholders of Intelispan; or (e) Intelispan transfers substantially all of its assets to another person or entity that is not a wholly owned subsidiary of Intelispan. Sales of Intelispan common stock beneficially owned or controlled by Intelispan shall not be considered in determining whether a Change of Control has occurred.

         CLOSING DATE: The date that this Agreement is approved by Employer's Board of Directors.

         EMPLOYEE: The term "Employee" means an individual employed by Employer.

         EMPLOYMENT TERM: The period of time during which the Employee has been continuously employed with Employer, through the date of Termination;

         ERISA: The Employee Retirement Income Security Act of 1974 as amended.

         FISCAL YEAR: Each twelve (12) month period beginning January 1st and ending the following December 31st, or such other fiscal year as may be set by Intelispan.

         FOR CAUSE: The term "For Cause" means a termination of an Employee's employment with Employer due to unexcused, chronic absenteeism (excluding absenteeism for legitimate health-related reasons), intentional or gross malpractice resulting in severe damage to Employer, or gross avoidance of job duties.

         FULL-TIME: The term "Full-Time" means performing services at a rate equal to or exceeding forty (40) hours per week.

         INVOLUNTARY TERMINATION OF EMPLOYMENT: The term "Involuntary Termination of Employment" means a termination of Participant's employment with Employer for any reason other than (a) For Cause, (b) the Participant's death, or (c) the Participant's voluntary decision to stop working for Employer. A Participant's employment with Employer shall be deemed to have been involuntarily terminated if Participant stops working for Employer on a substantially Full-Time basis within ninety (90) days following the occurrence of any one of the following events:

         - a reduction in the Participant's regular rate of cash compensation excluding items (a-f) contained in the definition of Base Salary.

         - the assignment to Participant of any duties inconsistent in any respect with Participant's position, authority, duties, functions or other responsibilities as in effect immediately prior to the Closing Date or any diminishment in such position, authority, duties, functions or responsibilities;
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         -        Employer requiring Participant to be based at a location more than 30 miles from Participant's principal office immediately prior to the Closing Date;

         - the failure to provide Participant with compensation and benefit programs substantially similar to those in effect immediately prior to the Closing Date, unless similar reductions in such programs are made to all employees;

         -        A Change Of Control;

         - the failure of any successor of Employer to agree to assume and perform under the Plan.


         PARTICIPANT: The term "Participant" means a highly compensated and managerial Employee of Employer who satisfies the requirements of Section 2.01.

         PLAN ADMINISTRATOR OR ADMINISTRATOR: The term "Plan Administrator" or "Administrator" means the entity or individual identified in Section IV of this Plan.

         TERMINATION DATE: The date an Employee/Participant ceases to be employed by Employer.


                     II. TERMINATION ALLOWANCE PLAN BENEFITS

         2.01 An "Employee" shall be a Participant if the Employee is listed in Exhibit A hereto, as such Exhibit may be modified from time to time by Employer;

         2.02 A Participant shall receive severance pay equal to: one (1) month of the Base Salary if, and only if:

                  (a) the Participant executes the release agreement attached hereto as Exhibit B;

                  (b) Participant experiences an Involuntary Termination of Employment; and

                  (c) the Participant complies with the terms of the then-applicable (if any) Confidentiality Agreement signed by Employee.

         2.03 A Participant eligible for the severance benefit described in
Section 2.02 above shall also:

            (a) be provided with COBRA continuation coverage for himself/herself and his/her dependents under each medical, dental, and/or vision plan maintained by Employer that the Participant participated in on the day before his/her Termination Date; the entire cost of this coverage shall be paid by Employer during the one (1) year period beginning on Participant's Termination Date; thereafter, the Participant shall be responsible for paying all

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COBRA continuation coverage premiums; and

                  (b) accelerate the vesting of any previously granted stock options or other stock-related rights (including ISO, NQSOs, SARs, Deferred Stock and Restricted Stock) (collectively the "Option Compensation") that would otherwise be vested one (1) calendar quarter after the Termination Date.

                  (c) Other terms as may be established for each individual Participant by the Administrator.

                          III. PAYMENT OF PLAN BENEFITS

         3.01 The Section 2.02 severance pay benefit payable to a Participant under this Plan shall be paid by Employer in one payment, the first payment to occur within ten (10) working days of the Participant's Termination Date. Notwithstanding the foregoing provisions of this Section 3.01, payment of a Participant's Section 2.02 benefit shall not be made if at the time of the payment is due the Participant is in breach of the covenant described in Section 2.02(c) above.

         3.02 The Section 2.03 benefit payable to a Participant under this Plan shall be paid by Employer in two (2) approximately equal payments, the first payment to occur within thirty (30) working days of the Participant's Termination Date. The second payment shall occur within five (5) working days after the second payment made under Section 3.01, above; Notwithstanding the foregoing provisions of this Section 3.02, payment of a Participant's Section
2.02 benefit shall not be made if at the time of the payment is due the Participant is in breach of the covenant described in Section 2.02. Nothing herein shall limit Employer's remedies or rights for Participant's breach of such covenant.


                             IV. PLAN ADMINISTRATION

         4.01 The Plan Administrator shall be the person serving as the President of Employer. The Employer's Board of Directors may remove and replace the individual serving as the Plan Administrator. The primary responsibility of the Plan Administrator is to administer the Plan for the exclusive benefit of Participants subject to the specific terms of the Plan. The Plan Administrator shall administer the Plan, shall construe the Plan, and shall determine all factual and nonfactual questions of interpretation or policy in a manner not inconsistent with the Plan. The Plan Administrator's construction or determination shall be final and conclusive on all parties. The Plan Administrator may delegate to any other person or organizations any of its powers or duties with respect to the operation of the Plan.

         The Plan Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the manner and to the extent necessary or advisable to carry out the purpose of the Plan. The Plan Administrator may change or waive any requirements of the Plan to conform with the law. The Plan Administrator shall have all powers necessary or appropriate to accomplish the Administrator's duties under the Plan.
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         The Plan Administrator's duties shall include, but not be limited to, the following:

                  (a) Determining all factual and nonfactual questions relating to the eligibility of an Eligible Employee employed by Employer to (1) be and remain a Participant in the Plan, and (2) receive Plan benefits;

                  (b) Computing the amount of benefits, if any, to which any Participant is entitled under the Plan; and

                  (c) Informing and assisting any Participant regarding any rights, benefits, or elections available under the Plan.


                                  V. PLAN YEAR

      The Plan Year of the Plan shall be the Fiscal Year. The Plan shall be in existence until all Plan benefits are paid to the Participants.


                      VI. AMENDMENT OR TERMINATION OF PLAN

         6.01 AMENDMENT OF PLAN. Employer's Board of Directors, or its designee who shall be Employer's President, has the power at any time or times, to adopt one or more written amendments to this Plan provided such amendment does not, without each affected Participant's written consent, limit, reduce, or remove the level of benefits payable or the individuals eligible for benefits hereunder.

         6.02 TERMINATION OF PLAN. The Plan has been established with the intention and expectation that it will continue until all Plan benefits are paid to Plan Participants.


                          VII. BENEFIT CLAIMS PROCEDURE

         7.01 CLAIMS FOR BENEFITS. Any claim for benefits under the Plan shall be made in writing to the Plan Administrator. If such claim for benefits is wholly or partially denied, the Plan Administrator shall, within ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (a) shall be in writing, (b) shall be written in a manner calculated to be understood by the claimant, and (c) shall contain (1) the specific reason or reasons for denial of the claim, (2) a specific reference to the pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (4) an explanation of the claim review procedure. The ninety (90) day period may, under special circumstances, be extended up to an additional ninety (90) days upon written notice of such extension to the claimant which notice shall specify the extraordinary circumstances and the extended date of the decision. Notice of extension must be given prior to expiration of the initial ninety day period. If no notice of decision is given within the applicable ninety (90) or one hundred eighty (180) day
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review period, the claim shall, on the last day of the applicable period, be deemed to have been denied and the claimant may file a request for review as provided in the next paragraph.

         7.02 REQUEST FOR REVIEW OF DENIAL. Within sixty (60) days after the receipt of the decision denying a claim (or the occurrence of the date that a claim is deemed denied) by the claimant, the claimant may file a written request with the Plan Administrator that it conduct a full and fair review of the denial of the claim for benefits. The claimant or his duly authorized representative may review pertinent documents and submit issues and comments in writing to the Administrator in connection with the review.

         7.03 DECISION ON REVIEW OF DENIAL. The Plan Administrator shall deliver to the claimant a written decision on the review of the denial within sixty (60) days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty (60) day period shall, upon written notice to the claimant be extended an additional sixty (60) days. Such decision shall (a) be written in a manner calculated to be understood by the claimant, (b) include the specific reason or reasons for the decision, and (c) contain a specific reference to the pertinent Plan provisions upon which the decision is based. If the decision on review is not delivered to the claimant within the applicable sixty (60) or one hundred twenty (120) day review period, the claim shall be considered denied on the last day of the applicable review period.

         7.04 NOTICE OF TIME LIMITS. Upon a claimant filing a claim the Plan Administrator shall notify the claimant of the claim and review procedure including the time periods involved.


                             VIII. ERISA INFORMATION

         8.01     The name of the Plan is:

                           The Intelispan, Inc. Severance Plan.

         8.02 The name, address, and telephone number of the Plan sponsor are:

                  (a)      Name:    Intelispan, Inc.

                  (b)      Address: 8220 E. Gelding Drive
                              Scottsdale, AZ 85260

                  (c)      Telephone Number:  (602) 443-3999

         8.03 The Employer Identification Number assigned by the Internal Revenue Service to the Plan sponsor and the identification number assigned to the Plan are:

                  (a)     The Employer I.D. number for Employer is -
                          ___________.

                  (b) The Plan identification number is 50 - _______.
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         8.04 The Plan is a welfare benefit plan administered by the Plan
Administrator whose business address and phone number is the same as that of Employer. The individual initially serving as the Plan Administrator is the individual employed as President of Employer.

         8.05 The agent for service of legal process is Employer and the Plan Administrator.

         8.06 Plan benefits will be paid out of Employer's general assets.


                         IX. PARTICIPANTS' ERISA RIGHTS

         9.01 A Participant is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that Participants shall be entitled to:

              (a) Examine, without charge, at the Plan Administrator's office, all Plan documents, and copies of all documents filed by the Plan with U.S. Dept. of Labor, such as detailed annual reports and Plan descriptions; and

              (b) Obtain copies of all documents and other information directly relating to the Plan upon written request to the Plan Administrator which may charge a reasonable amount for the copies.

         9.02 In addition to creating rights for participants in the Plan, ERISA also imposes responsibilities upon the people who are responsible for the operation of the Plan.

              (a) The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of a Participant.

              (b) No one, including Employer, or any person, may discharge a Participant or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA.

              (c) If a Participant's claim for a benefit is denied in whole or in part, he or she must receive a written explanation of the reason for the denial.

              (d) A Participant has the right to have the Plan Administrator review and reconsider his or her claim.

         9.03 Under ERISA, there are steps a Participant can take to enforce the above rights.

              (a) For instance, if a Participant requests materials from the Plan and if he or she does not receive them within 30 days, a Participant may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $100 a day until he or she receives the materials, unless the materials were not sent to the Participant for reasons beyond the control of the Plan Administrator.
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              (b) If a Participant has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court.

              (c) If it should happen that the Plan's fiduciaries misuse the Plan's money, or if a Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Dept. of Labor, or he or she may file a suit in Federal court. The court will decide who should pay court costs and fees. If the Participant loses, the court may order him or her to pay these costs and fees, for example, if it finds the Participant's claim is frivolous.

         9.04 If a Participant has any questions about the Plan, he or she should contact Employer's Human Resources Department. If a Participant has any questions about this Article IX or his or her rights under ERISA, he or she should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory as the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.


                        X. STATUS OF EMPLOYMENT RELATIONS

         The adoption and maintenance of the Plan shall not be deemed (a) to give to any Eligible Employee the right to be retained in the employ of Employer; (b) to affect the right of Employer to discipline or discharge any Eligible Employee at any time; (c) to give Employer the right to require any Eligible Employee to remain in its employ; or (d) to affect any Eligible Employee's right to terminate his or her employment at any time.


                               XI. NO PLAN ASSETS

         All benefits under this Plan shall remain for all purposes solely a general, unpledged, unrestricted asset and right of Employer (without being restricted to the provision of Plan benefits) and no person other than Employer shall, by virtue of the Plan's provisions, have any interest in such asset. Title to and beneficial ownership of any Plan assets shall at all times remain in Employer and Eligible Employees and Participants shall not have any property interest whatsoever in any assets of Employer.


             XII. RESPONSIBILITY AND INDEMNIFICATION OF FIDUCIARIES

         12.01 The Plan Administrator and the Employer's Board of Directors shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of willful misconduct; provided, however, that the foregoing shall not relieve any of them from any responsibility or liability for any responsibility, obligation, or duty that they may have pursuant to ERISA.

         12.02 To the extent the Plan Administrator or Employer's Board of Directors is not insured by any insurance company pursuant to provisions of any applicable insurance policy, Employer
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shall indemnify and hold harmless the Plan Administrator and the Employer's
Board of Directors from any and all claims, losses, damages, expenses and liabilities (including court costs and attorneys' fees) arising from any act of commission or omission that may be brought by Employer's employees, Participants or their beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof, provided, however, that such indemnification shall not apply to any such person for such person's acts of gross negligence or willful misconduct in connection with the Plan. For purposes of this provision the Plan Administrator and Employer's Board of Directors shall not be deemed covered by insurance if an insurance company asserts any right against them by virtue of the insurance company's subrogation rights.


                              XIII. APPLICABLE LAW

         The Plan shall be construed, regulated, interpreted, and administered under and in accordance with the laws of the State of Arizona, except to the extent such laws are preempted by ERISA.


                              XIV. ANTI-ALIENATION

         A Participant's rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant's beneficiary.


                                  XV. HEADINGS

         The section and subsection headings are contained herein for convenience only and shall not affect the construction hereof.


                             XVI. UNFUNDED BENEFITS

         A Participant's rights to Plan benefits represent rights of only a general unsecured creditor of Employer. The Plan constitutes a mere promise by Employer to make benefit payments in the future if, and only if, an Eligible Employee becomes a Participant. It is the intention of Employer that the Plan and Trust be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.


                                 XVII. PRONOUNS

         When necessary to the meaning hereof, either the masculine or the neuter pronoun shall be deemed to include the masculine, the feminine, and the neuter, and the singular shall be deemed to include the plural.
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                           XVIII. INVALIDITY PROVISION

         The invalidity or unenforceability of any provision, or any part thereof, of this Plan shall not affect the validity of the remaining portions of this Plan and this Plan shall be continued in all respects as if such invalid or unenforceable provision were omitted.


        IN WITNESS WHEREOF, Employer has caused this Plan to be executed this 28th day of September, 1998.

                        EMPLOYER:

                        INTELISPAN, INC.

                            /s/ James D. Shook
                        ----------------------------------

                        By James D. Shook
                        Its Secretary
                        Pursuant to Board Resolution Dated September 18, 1998


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                                    EXHIBIT A

                               ELIGIBLE EMPLOYEES


1.       Ronald Loback

2.       J. Dale Belt

3.       James D. Shook